Exhibit (d)2(c)

SURRENDER OF POLICY ENDORSEMENT

This endorsement is attached to and made part of this Flexible Premium Variable Adjustable Life Insurance Policy as of the Date of Issue.

Section 8.2 is amended to add the following:

If the Policy is surrendered during the first through sixth Policy years, and if the Invested Assets are greater than zero on the date of surrender, upon surrender the Owner will receive, in addition to the Cash Surrender Value, as described in Section 8.1 CASH SURRENDER VALUE, the sum of:

•	(a) multiplied by (b); and

•	(c) multiplied by (d); where:

(a)	is the sum of the Sales Load and Monthly Deferred Sales Charge incurred to the date of surrender;

(b)	is the factor shown in Column A in the table below for the appropriate Policy year;

(c)	is the least of (i), (ii), and (iii) on the date of surrender, where:

(i)	is the Invested Assets;

(ii)	is the Surrender of Policy Endorsement Quantity (shown on page 3) multiplied by the factor shown in Column B in the table below for the appropriate Policy year; and

(iii)	is the greater of zero and the result of cumulative premiums paid minus cumulative withdrawals; and

(d)	is the factor shown in Column C in the table below for the appropriate Policy year.

Policy Year of Surrender	Column A	Column B	Column C
1	100.00%	1.0	4.00%
2	83.33%	2.0	4.00%
3	66.67%	3.0	3.25%
4	50.00%	4.0	2.75%
5	33.33%	5.0	2.75%
6	16.67%	6.0	1.50%

Secretary
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

TT.EVUL.SOPE.(0107)